Changda International Holdings, Inc.
10th Floor Chenhong Building No. 301
East Dong Feng Street
Weifang, Peoples Republic of China

March 20, 2009

Securities and Exchange Commission
Attn: Ta Tanisha Meadows
450 Fifth Street N.W.
Washington, D.C. 20549

RE: Comment Letter dated February 17, 2009
Item 4.01 Form 8-K
Filed February 17, 2009
File No. 000-53566

In connection with responding to SEC comment letter dated February 19, 2009, the Company acknowledges that:

1. We are responsible for the adequacy and accuracy of the disclosures in our filing.

2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3. The Company may not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

2009. 3. 23.

Qing Ran Zhu, President
Changda International Holdings, Inc.